Gryphon Gold Sells Blue Mountain Project to Nevada Geothermal

April 8, 2009: Gryphon Gold Corporation (GGN:TSX/GYPH:OTC.BB) is pleased to announce its wholly owned subsidiary, Nevada Eagle Resources (NER), has sold its Blue Mountain project to Nevada Geothermal Power Company (NGP:TSX-V). NER staked this property in November 2008. On April 1, 2009, Nevada Geothermal Power Company paid NER $50,000 for 31 claims subject to future production royalties from the property. Nevada Geothermal Power Company is required to pay a 2% net smelter return royalty (NSR) from the core claims and a 0.5% NSR on any future precious metal production that is derived from mineral rights located within the Area of Interest. The Area of Interest consists of 17 square miles.

The Blue Mountain Project encompasses an undeveloped, high level, epithermal gold system that lies approximately 20 miles south of the high grade Sleeper deposit, mined by Amax Gold. Historic vertical drilling at Blue Mountain has partially defined two low-angle, tabular mineralized horizons whose thickness vary from 25 to 60 feet. These blanket-like zones are open to the north and to the west, and are strongly brecciated and fractured. High-angle "feeder" structures were intersected within and beneath the main gold zone in several of the first angle holes drilled on the property. These steeply dipping structures contain moderate to high-grade gold mineralization. Historic exploration work has not adequately tested the potential of these structures or the potential for a covered "Sleeper-type" target. Drilling by a number of mining and exploration firms, including four major companies, over the past twenty years has confirmed the presence of a precious metal bearing epithermal system in 87 drill holes in the central portion of the area. The following table sets out certain historic drill hole intercepts:

Historic Drill Hole Intercept Highlights(1)
Drill Hole	From	To	Interval (Ft.)	Au (oz/ton)
BL-07	245	295	50	0.027
and	380	425	45	0.028
BM-43	250	265	15	0.043
BM-44	200	255	55	0.055
BM-68	305	390	85	0.091
including	310	325	15	0.422
BM-75	295	355	60	0.041
including	345	355	10	0.107
BM-77	245	360	115	0.044
including	335	345	10	0.183

The mineralized zone is believed to lie above high-grade feeder structures that have been intersected in several drill holes. All of the above drill hole highlights are within the core 31 claims that Gryphon retains a 2% NSR. A Qualified Person has not done sufficient work to verify these results and reliability cannot be substantiated, and while historic in nature they are presented here only to give an indication of mineralization on the property.

(1) The length of the intercepts may not represent true thickness.

Gryphon Gold is a Nevada focused, gold exploration company. Its principal gold resource, the 1.4 million (measured (0.4 million) and indicated (1.0 million)) and 1.1 million (inferred) ounce Borealis deposit, is located in the Walker Lane gold belt of western Nevada. The Borealis gold system is one of the largest known volcanic-hosted high-sulphidation gold bearing mineralized systems in Nevada. Nevada Eagle Resources, a wholly owned subsidiary, has approximately 54 highly prospective gold properties located in gold trends in Nevada. Nevada Eagle's principal properties have a cumulative 900,000 of historical ounces of gold (the historical estimates are based on internal reports prepared by prior owners prior to February 2001 and were not prepared in accordance with CIM NI 43-101 standards and thus their reliability has not been verified). A number of Nevada Eagle’s principal properties are subject to joint venture or farm in agreements in favor of third parties.

ON BEHALF OF THE BOARD OF DIRECTORS OF GRYPHON GOLD CORPORATION

John L. Key, CEO

Full financial statements and securities filings are available on our website: www.gryphongold.com and www.sec.gov or www.sedar.com. For further information contact: John Key, CEO, by phone: 604-261-2229, or email at jkey@gryphongold.com
The new technical report has been filed with Canadian Securities regulatory authorities on SEDAR and has been made available on the Company’s website at www.gryphongold.com.

This press release was reviewed by Dr. R. Steininger of Gryphon Gold, a Qualified Person as defined by National Instrument 43-101 of the Canadian Securities Administrators. This press release contains "forward-looking information" which may include, but is not limited to, statements with respect to anticipated lease payments, property mineralization and structures, resource companies, future overhead costs, resource estimates, and other plans, projections, estimates and expectations. Such forward-looking statements reflect our current views with respect to future events and are subject to certain risks, uncertainties and assumptions, including, the risks and uncertainties outlined in our most recent financial statements and reports and registration statement filed with the SEC (available at www.sec.gov) and with Canadian securities administrators (available at www.sedar.com). Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, believed, estimated or expected.

All mineral resources have been estimated in accordance with the definition standards on mineral resources and mineral reserves of the Canadian Institute of Mining, Metallurgy and Petroleum referred to in National Instrument 43-101, commonly referred to as NI 43-101. U.S. reporting requirements for disclosure of mineral properties are governed by the United States Securities and Exchange Commission (SEC) Industry Guide 7. Canadian and Guide 7 standards are substantially different.

This press release uses the terms "measured," "indicated," and "inferred" "resources." We advise investors that while those terms are recognized and required by Canadian regulations, the SEC does not recognize them. Inferred mineral resources are considered too speculative geologically to have economic considerations applied to them that enable them to be categorized as mineral reserves. We do not undertake to update forward-looking statements.